Exhibit 99.1

Vallon Pharmaceuticals Reports First Quarter 2021 Financial Results and Provides Corporate Update

- Company remains on track to report pivotal data from lead program, ADAIR, in second half 2021

- Novel abuse-deterrent platform technology enables pipeline expansion opportunities across multiple drugs and indications

PHILADELPHIA, PA, May 13, 2021 – Vallon Pharmaceuticals Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of central nervous system (CNS) disorders, today reported its financial results for the quarter ended March 31, 2021.

Additionally, the Company provided an update on its development programs, ADAIR and ADMIR, which leverage the Company’s proprietary technology that is designed to resist manipulation for snorting and provide barriers to injection.

Recent Highlights

•	Successfully completed an $18.0 million initial public offering of its common stock (the IPO) and began trading on the Nasdaq Capital Market under the ticker symbol “VLON”;
•	Appointed Leanne Kelly, an accomplished financial executive with over 20 years of experience leading private and publicly traded companies, as its Chief Financial Officer;
•	Appointed Marella Thorell, a proven executive leader with more than 30 years of experience in finance and operations, to Board of Directors;
•	Continued to progress enrollment for the ongoing Study to Evaluate the Abuse Liability, Pharmacokinetics, Safety and Tolerability of an Abuse-Deterrent d-Amphetamine Sulfate Immediate Release Formulation (SEAL Study), a pivotal intranasal abuse study. Enrollment in the study remains on track to support topline study results in 2H21; and
•	Presented positive data from two studies at the 2021 American Professional Society of ADHD and Related Disorders (APSARD) Annual Meeting, evaluating ADAIR which demonstrated bioequivalence to immediate release (IR) dextroamphetamine when administered orally and appears to be less desirable to recreational drug abusers when snorted compared to currently available IR dextroamphetamine.

David Baker, President & Chief Executive Officer of Vallon commented, “The first quarter was marked by our successful IPO and continued execution on the clinical and operational fronts. The SEAL Study, our pivotal intranasal abuse study of our lead program, ADAIR, continues to progress well through enrollment and we remain on track to report data in the second half of this year, with an NDA submission targeted for the second quarter of 2022. We also made key appointments to our Board and executive leadership team in the first quarter that provide additional expertise and leadership as we advance our novel platform technology and development pipeline. Our team is committed to bringing this important program across the finish line and potentially bringing to market a new effective, abuse-deterrent treatment for ADHD.”

Clinical Program Update

ADAIR1: Abuse-Deterrent Formulation of Dextroamphetamine

ADAIR is the Company’s proprietary abuse-deterrent formulation of immediate-release dextroamphetamine currently in development for the treatment of attention deficit hyperactivity disorder (ADHD) and narcolepsy. ADAIR is being developed leveraging the de-risked 505(b)(2) regulatory pathway and is currently being evaluated in a pivotal intranasal abuse study, SEAL Study. The SEAL Study is expected to be the final clinical trial prior to NDA filing.

The ongoing SEAL Study is a pivotal randomized, double-blind, double dummy, placebo and active-controlled 4 period, 4 way crossover assessing the pharmacodynamics (PD), pharmacokinetics (PK), safety and tolerability of manipulated ADAIR 30 mg when compared to crushed d-amphetamine sulfate and placebo. A total of 64 subjects demonstrating a confirmed positive response to stimulants are planned to enter the treatment phase. Safety will be assessed via adverse events, vital signs, ECGs, clinical laboratory tests and other standard measures.

ADAIR is also being developed for Europe and the UK through a license and collaboration agreement with MEDICE Arzneimittel Pütter GmbH, a leader in the European ADHD market.

Upcoming Milestones

•	Report pivotal data from the SEAL Study targeted for the second half of 2021.
•	NDA submission targeted for the second quarter of 2022.

ADMIR: Abuse-Deterrent Formulation of Methylphenidate (Ritalin®)

The Company’s second program in development is ADMIR, a novel abuse-deterrent formulation of immediate-release methylphenidate (Ritalin). Ritalin is another commonly prescribed stimulant for treating ADHD that is frequently misused and abused.

Upcoming Milestones

•	Complete formulation development work.
•	Upon completion of formulation development, Vallon will submit an IND to allow for the initiation of human clinical trials.

Summary of Financial Results for First Quarter 2021

Net loss for the quarter ended March 31, 2021 was $2.6 million. Research and development expenses were $1.8 million and $0.9 million for the three months ended March 31, 2021 and 2020, respectively. The $0.9 million increase in research and development expenses was primarily due to an increase of $1.0 million related to the registration development program of ADAIR. General and administrative expenses were $0.8 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively. The increase was primarily related to increased costs for directors and officers insurance, non-cash stock compensation and increases in consultant related expenses.

1 ADAIR is not approved by the FDA

On January 11, 2021, the Company entered into an agreement with certain existing shareholders for cash proceeds of $350,000 through the issuance of convertible promissory notes (the 2021 Convertible Notes). On February 12, 2021, the Company completed the IPO for total gross proceeds of $18.0 million, resulting in net proceeds of approximately $15.5 million, after deducting the underwriting commission and all expenses in connection with the offering. The 2021 Convertible Notes converted to common stock concurrently with the closing of the IPO, resulting in a net $15.9 million raised pursuant to the IPO and the 2021 Convertible Notes.

As of March 31, 2021, the Company had cash and cash equivalents totaling approximately $13.0 million, which the Company expects will provide funding for its ongoing business activities into the third quarter of 2022.

About Vallon Pharmaceuticals Inc.

Vallon Pharmaceuticals Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with central nervous system (CNS) disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.

For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.

Forward Looking Statements

This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

vallon@jtcir.com